Exhibit 99.1

NYSE: MMP

Date:	May 4, 2011

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Produces 40% Higher First-Quarter Net Income

Operating Margin Improves for All Business Segments

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $90.1 million for first quarter 2011, an increase of $25.6 million, or 40%, compared to $64.5 million for first quarter 2010.

Net income per limited partner unit increased to 80 cents in first quarter 2011 versus 60 cents in the corresponding 2010 period. Net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was $1.01 for first quarter 2011, exceeding the 75-cent guidance provided by management in early Feb.

Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased 38% to $117.7 million for first quarter 2011 compared to $85.2 million during first quarter 2010.

“Magellan kicked off 2011 in solid form, with each of our business segments generating higher first-quarter financial results than the year-ago period,” said Mike Mears, chief executive officer. “Our partnership benefited from recently-completed acquisitions and growth projects, improved demand for petroleum products and higher petroleum prices so far this year. Magellan remains on track to deliver record annual distributable cash flow for our investors again in 2011.”

An analysis by segment comparing first quarter 2011 to first quarter 2010 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum pipeline system. Pipeline operating margin was $126.4 million, an increase of $23.5 million. Transportation and terminals revenues increased between periods primarily due to higher shipments for gasoline and diesel fuel and contributions from recent expansion projects and acquisitions. Excluding the Texas pipelines acquired in Sept. 2010, which shipped 19.3 million barrels of product during first quarter 2011, transportation volumes on the partnership’s pipeline system increased 9% for first quarter 2011.

First-quarter 2011 revenues also improved due to higher fees for leased storage, terminal throughput, ethanol blending and additive injection resulting from the increased demand for petroleum products. Transportation revenue per barrel shipped declined between periods because the tariffs related to the Texas pipelines acquired in Sept. 2010 are significantly lower than the partnership’s remaining pipeline system due to the short distance of the pipeline movements between Houston and Texas City, Texas. Excluding these recently-acquired pipelines, transportation rates increased for the remainder of the partnership’s pipeline system by 2% primarily due to longer haul shipments.

Operating expenses decreased between periods primarily due to more favorable product overages in the current period, which reduce expenses, and lower maintenance spending partially offset by higher power costs resulting from increased shipments and higher losses from asset replacements.

Product margin (defined as product sales revenues less product purchases) declined between periods primarily due to timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin reflecting only transactions that settled during the quarter increased between periods primarily due to higher fractionation profits resulting from the sale of additional products at higher prices in the current period.

Petroleum terminals. Terminals operating margin was $39.9 million, an increase of $9.1 million and a quarterly record for this segment. The current period benefited from recently-acquired crude oil storage in Cushing, Oklahoma, which the partnership purchased in Sept. 2010, and new tank construction and higher storage fees at the partnership’s existing storage facilities. Higher ethanol fees and increased throughput volumes at the partnership’s inland terminals also contributed to the improvement. Operating expenses increased between periods due to higher remediation and maintenance costs, a product downgrade settlement in the 2011 period and operating costs related to the recently-acquired crude oil storage. Product margin increased due to the sale of additional product overages at higher prices in the current period.

Ammonia pipeline system. Ammonia operating margin was $3.7 million, an increase of $2.6 million. Revenues increased due to higher shipments in first quarter 2011, and expenses declined between periods due to lower remediation costs.

Other items. Depreciation and amortization and net interest expense increased in the current quarter due to recent expansion capital expenditures, including acquisitions.

Capital spending expectations

Management continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership currently expects growth capital spending of $225 million for 2011, with an additional $30 million of spending thereafter to complete these projects.

Further, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates, such as the potential reversal and conversion of a portion of the partnership’s Houston-to-El Paso pipeline to crude oil service. Management is proceeding with permitting and final engineering work and expects to announce signed contracts sufficient to proceed with the project in the near future.

Financial guidance for 2011

Management is raising its 2011 DCF guidance by $30 million to approximately $440 million and continues to target annual distribution growth of 7% for 2011. Net income per limited partner unit is now estimated to be $3.40 for 2011, with second-quarter guidance of 87 cents. Guidance assumes no future NYMEX MTM adjustments.

Earnings call details

An analyst call with management regarding first-quarter results and outlook for the remainder of 2011 is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 715-1387 and provide code 5570992. Investors also may listen to the call via the partnership’s website at http://www.magellanlp.com/webcasts.aspx.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 10. To access the replay, dial (888) 203-1112 and provide code 5570992. The replay also will be available at http://www.magellanlp.com.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products, such as gasoline and diesel fuel, and crude oil. The partnership’s primary assets include: the longest petroleum products pipeline system in the continental United States at 9,600 miles, which can access more than 40% of the country’s refining capacity and imports, as well as 85 petroleum terminals with over 70 million barrels of storage. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership’s petroleum terminals or petroleum pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2011
Transportation and terminals revenues	$173,169	$205,408
Product sales revenues	156,336	237,296
Affiliate management fee revenue	190	193

Total revenues	329,695	442,897
Costs and expenses:
Operating	62,109	62,361
Product purchases	132,884	211,230
Depreciation and amortization	26,342	29,363
General and administrative	23,242	24,590

Total costs and expenses	244,577	327,544
Equity earnings	1,189	1,367

Operating profit	86,307	116,720
Interest expense	21,774	26,486
Interest income	(4)	(10)
Interest capitalized	(848)	(671)
Debt placement fee amortization expense	328	385

Income before provision for income taxes	65,057	90,530
Provision for income taxes	523	465

Net income	$64,534	$90,065

Allocation of net income (loss):
Non-controlling owners’ interest	$—	$(63)
Limited partners’ interest	64,534	90,128

Net income	$64,534	$90,065

Basic and diluted net income per limited partner unit	$0.60	$0.80

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	106,843	112,762

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended March 31,
	2010	2011
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.222	$1.043

Volume shipped (million barrels):
Refined products:
Gasoline	39.3	52.4
Distillates	24.4	29.6
Aviation fuel	4.8	5.1
Liquefied petroleum gases	1.2	0.9
Crude oil	—	7.0

Total volume shipped	69.7	95.0

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	23.8	30.0

Inland terminal throughput (million barrels)	26.1	27.6

Ammonia pipeline system:
Volume shipped (thousand tons)	167	221

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended March 31,
	2010	2011
Petroleum pipeline system:
Transportation and terminals revenues	$122,915	$144,062
Less: Operating expenses	42,820	37,710

Transportation and terminals margin	80,095	106,352

Product sales revenues	152,226	226,988
Less: Product purchases	130,776	208,473

Product margin	21,450	18,515
Add: Affiliate management fee revenue	190	193
Equity earnings	1,189	1,367

Operating margin	$102,924	$126,427

Petroleum terminals:
Transportation and terminals revenues	$45,659	$55,221
Less: Operating expenses	16,373	21,996

Transportation and terminals margin	29,286	33,225

Product sales revenues	4,110	10,418
Less: Product purchases	2,606	3,774

Product margin	1,504	6,644

Operating margin	$30,790	$39,869

Ammonia pipeline system:
Transportation and terminals revenues	$5,093	$7,032
Less: Operating expenses	3,981	3,331

Operating margin	$1,112	$3,701

Segment operating margin	$134,826	$169,997
Add: Allocated corporate depreciation costs	1,065	676

Total operating margin	135,891	170,673
Less: Depreciation and amortization	26,342	29,363
General and administrative	23,242	24,590

Total operating profit	$86,307	$116,720

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT

EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS

TO GAAP MEASURE

(Unaudited, in thousands except per unit amounts)

	Three Months Ended March 31, 2011
	Net Income	Net Income Per Basic and Diluted Limited Partner Unit
As reported	$90,065	$0.80
Add: Unrealized NYMEX losses associated with future physical product sales	23,971	0.21

Excluding commodity-related adjustments	$114,036	$1.01

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	112,762

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended March 31,		2011
	2010	2011	Guidance
Net income	$64,534	$90,065	$383,000
Add: Depreciation and amortization (1)	26,670	29,748	122,000
Equity-based incentive compensation expense (2)	1,560	(3,660)	8,000
Asset retirements	(1,617)	1,830	5,000
Commodity-related adjustments:
NYMEX losses (gains) recognized in the current period associated with products that will be sold in the future (3)	6,780	23,971
NYMEX (losses) gains recognized in previous periods associated with products sold in the current period (4)	(1,020)	(9,606)
Lower-of-cost-or-market adjustments	63	—
Houston-to-El Paso cost of sales adjustments (5)	(5,204)	(5,844)

Total commodity-related adjustments	619	8,521	(13,000)
Less: Maintenance capital	6,033	8,650	65,000
Other	529	138	—

Distributable cash flow (6)	$85,204	$117,716	$440,000

Distributable cash flow per limited partner unit	$0.80	$1.04	$3.90

Limited partner units paid distributions	106,731	112,737	112,800

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2010 and 2011 was $5.0 million and $3.7 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2010 and 2011 of $3.4 million and $7.4 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

Certain derivatives the partnership uses as economic hedges do not qualify for hedge accounting treatment. The partnership recognizes the change in fair value of these agreements each accounting period in its earnings, even if the hedged product has not yet been physically sold. These amounts represent the gains or losses of hedged products recognized in the partnership’s earnings for product that it has not yet physically sold.

(4)

When the partnership physically sells products that it has economically hedged (but did not qualify for hedge accounting treatment), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5)

Cost of goods sold adjustment related to transitional commodity activities for the partnership’s Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership’s results of operations.

(6)	Distributable cash flow does not include fluctuations related to working capital.